                                                                                                                                                                     Exhibit 99.1

Simulations Plus
Integrating Science and Software

For Further Information:
Simulations Plus, Inc.
42505 10th Street West
Lancaster, CA 93534-7059

CONTACT:	Hayden IR
Simulations Plus Investor Relations

Ms. Renée Bouché	Mr. Cameron Donahue
661-723-7723	651-653-1854
renee@simulations-plus.com	cameron@haydenir.com

For Immediate Release:
February 13, 2012

Simulations Plus Announces Cash Dividend

Board of directors declares an ongoing quarterly dividend of $0.05 per share

LANCASTER, CA, February 13, 2012 – Simulations Plus, Inc. (NASDAQ: SLP), a leading provider of simulation and modeling software for pharmaceutical discovery and development, today announced that its board of directors has voted to distribute an ongoing quarterly cash dividend of $0.05 per share to its shareholders beginning with the current fiscal year. The first dividend payment will be distributed on Thursday, March 1, 2012, for shareholders of record as of Tuesday, February 21, 2012.

Walt Woltosz, chairman and chief executive officer of Simulations Plus, said: “As we announced during the last conference call, the board of directors has been considering the use of our cash reserves. After careful consideration that included information provided through a study by an outside firm, the board has concluded that a dividend is appropriate at this time. To that end, the Company will begin paying an ongoing quarterly dividend of five cents ($0.05) per share. This dividend will be in lieu of a share repurchase.”

The factors the board considered in making this decision included, but were not limited to:

•
The Company’s cash position continues to grow at a pace management believes will be sustained for the foreseeable future. Cash at the end of our first quarter was $12.66 million, as compared to $8.9 million at 11/30/2010. Cash as of February 9, 2012, was approximately $13.17 million.

•
In spite of consistent, concerted efforts, and contacts made with numerous potential acquisitions, the Company has not yet been able to identify anything appropriate for the Company’s investment. This effort continues and will not be affected by the dividend.

•
The Company has spent approximately $4 million over the last 2-3 years repurchasing shares. At this time, the board does not believe further repurchases are as beneficial to shareholders as a cash dividend.

About Simulations Plus, Inc.

Simulations Plus, Inc., is a premier developer of groundbreaking drug discovery and development simulation and modeling software, which is licensed to and used in the conduct of drug research by major pharmaceutical, biotechnology, agrochemical, and food industry companies worldwide.  We also provide a productivity tool called Abbreviate! for PCs as well as an educational software series for science students in middle and high schools known as FutureLab™.  Simulations Plus, Inc., is headquartered in Southern California and trades on the NASDAQ Capital Market under the symbol “SLP.”  For more information, visit our Web site at www.simulations-plus.com.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995 – With the exception of historical information, the matters discussed in this press release are forward-looking statements that involve a number of risks and uncertainties.  Words like “believe,” “expect” and “anticipate” mean that these are our best estimates as of this writing, but that there can be no assurances that expected or anticipated results or events will actually take place, so our actual future results could differ significantly from those statements.  Factors that could cause or contribute to such differences include, but are not limited to: our ability to maintain our competitive advantages, acceptance of new software and improved versions of our existing software by our customers, the general economics of the pharmaceutical industry, our ability to finance growth, our ability to continue to attract and retain highly qualified technical staff, our ability to identify and close acquisitions on terms favorable to the Company, and a sustainable market.  Further information on our risk factors is contained in our quarterly and annual reports as filed with the U.S. Securities and Exchange Commission.